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                                                           OMB APPROVAL
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------                                                 OMB Number: 3235-0362
FORM 5                                             Expires:  September 30, 1997
------                                               Estimated average burden
                                                    hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Jacobs         William            L            Investment Technology Group, Inc. "ITGI"      Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
  900 Third Avenue, Second Floor                  Person (Voluntary)       12/31/96             ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original
                                                                             (Month/Year)              ------------------------
New York        New York            10022
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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                                                                                                                            See (1)
Common Stock, par value $.01    1/5/95        LS        100       A           6.75       100                  I             below
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                                                                                                                            See (2)
Common Stock, par value $.01    6/11/96       L         200       A          14.75       200                  I             below
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                                                                                                                            See (3)
Common Stock, par value $.01    6/11/96       L         100       A          14.75       100                  I             below
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               --------------------------------------
                                                                               Date    Expira-               Amount or
                                                               --------------- Exer-   tion       Title      Number of
                                                                (A)     (D)    cisable Date                  Shares
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Common (right to buy)      $7.50        5/14/1996   J(4)       2,500          5/4/1997  6/29/00 Common Stock  2,500        (4)
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Common (right to buy)     $13.75        6/28/1996   J(4)       2,500          5/4/1997  6/27/01 Common Stock  2,500        (4)
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Common (right to buy)          2,500                    D
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Common (right to buy)          2,500                    D
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Explanation of Responses:
(1) The shares were acquired in trust for the benefit of Richard Jacobs, a minor child of the reporting person.
(2) The shares were acquired in trust for the benefit of William Jacobs, a minor child of the reporting person.
(3) The shares were acquired in trust for the benefit of Wendy Jacobs, a minor child of the reporting person.
(4) Grant of option in transaction exempt under old Rule 16b-3.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/  William L. Jacobs
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (3/91)
